Exhibit (p)(5)

ADVISORY RESEARCH, INC.

CODE OF ETHICS

ADOPTED FEBRUARY 1, 2005

REVISED JULY 1, 2013

Introduction

Advisory Research, Inc. ("ARI") values the principles of honesty and integrity and expects that all employees conduct themselves in a professional and ethical manner. This Code of Ethics has been adopted by ARI in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act"). Further, the general principles discussed below govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Finally, failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment.

As evidence of ARI's further commitment to its clients, ARI has adopted the CFA Institute Code of Ethics and Standards of Professional Conduct. This document is included as an attachment to this policy and its provisions are applicable to all Employees in addition to those set forth below.

Contents

I. Fiduciary Duty - Statement of Policy

II. CFA Institute Code of Ethics and Standards of Professional Conduct

III. Client Opportunities

IV. Insider Trading

V. Personal Securities Transactions

VI. Gifts, Entertainment and Contributions

VII. Confidentiality

VIII. Duty to Comply and Update

I. Fiduciary Duty - Statement of Policy

ARI is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. ARI and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1. Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2. Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with ARI could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3. Conduct all personal securities transactions in compliance with this Code of Ethics. This includes any pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While ARI encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4. Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5. Comply with the federal securities law and all other laws and regulations applicable to the Firm's business. Make it your business to know what is required of ARI as an Investment Adviser, and you as an Employee of ARI, and integrate compliance into the performance of all duties.

6. Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

II. CFA Institute Code of Ethics and Standards of Professional Conduct

Preamble

The CFA Institute Code of Ethics and Standards of Professional Conduct Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® (CFA®) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

NOTE: The CFA Institute's Code and Standards may also be found at: https://www.cfainstitute.org/centre/codes/ethics/pdf/english_code.pdf. Appropriate references below to Members of CFA Institute (including Chartered Financial Analyst® [CFA®] charterholders, candidates for the CFA designation "Members and Candidates" have been changed to refer to ARI employees "Employees".

The Code of Ethics

Employees must:

  Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
  Place the integrity of the investment profession and the interests of clients above their own personal interests.
  Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
  Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
  Promote the integrity of, and uphold the rules governing, capital markets.
  Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

I. Professionalism

A. Knowledge of the Law. Members, Candidates and Employees must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members, Candidates and Employees must comply with the more strict law, rule, or regulation. Members, Candidates and Employees must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members, Candidates and Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members, Candidates and Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. Misrepresentation. Members, Candidates and Employees must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members, Candidates and Employees must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. Integrity of Capital Markets

A. Material Nonpublic Information. Members, Candidates and Employees who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members, Candidates and Employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. Duties to Clients

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members, Candidates and Employees must act for the benefit of their clients and place their clients' interests before their employer's or their own interests. In relationships with clients, Members, Candidates and Employees must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B. Fair Dealing. Members, Candidates and Employees must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members, Candidates and Employees are in an advisory relationship with a client, they must:

a. Make a reasonable inquiry into a client's or prospective clients' investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client's total portfolio.

2. When Members, Candidates and Employees are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members, Candidates or Employees must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members, Candidates and Employees must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client.

2. Disclosure is required by law.

3. The client or prospective client permits disclosure of the information.

IV. Duties to ARI

A. Loyalty. In matters related to their employment, Members, Candidates and Employees must act for the benefit of their employer ARI and not deprive their employer ARI of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer ARI.

B. Additional Compensation Arrangements. Candidates and Employees must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer's interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members, Candidates and Employees must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. Investment Analysis, Recommendations, and Action

A. Diligence and Reasonable Basis. Members, Candidates and Employees must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members, Candidates and Employees must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members, Candidates and Employees must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. Conflicts of Interest

A. Disclosure of Conflicts. Members, Candidates and Employees must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members, Candidates and Employees must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member, Candidate or Employees is the beneficial owner.

C. Referral Fees. Members, Candidates and Employees must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII. Responsibilities as a CFA Institute Member or CFA Candidate

A. Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B. Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

III. Client Opportunities

Law & Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 106(2) of the Advisers Act generally prohibit the Firm from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee's own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee's account prior to selling a position from the account of a Client.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will consult with the Chief Executive Officer and a decision will be made on whether or not to restrict an Employee's participation in the investment decision. In making this determination, the following factors will be considered, among others: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimus; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

IV. Insider Trading

Law & Policy

While there is no precise definition of insider trading in federal securities laws, the term is generally understood to mean the trading of securities and other investment instruments of whatever kind or nature while in possession of material non-public information (i.e., information that would be important to reasonable investors in making a decision to buy, sell or hold a security or other investment instrument) that is not available to the general public. Obviously, this description does not catalog the many different types of information that can be construed as material and non-public. Rather than attempting to make such determinations on their own, personnel who suspect that they are in receipt of inside information should immediately seek the advice of the Chief Compliance Officer. Concerns about the misuse of material non-public information by ARI or Employees may arise primarily in two ways:
First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that ARI has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by ARI personnel, in any securities of the issuer, will be prohibited. Despite this blanket prohibition, some trades in securities in which ARI has also invested for Clients may be permitted because the fact that ARI has made such investments may not be viewed as material information (e.g., trades in highly liquid securities).
Second, ARI as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material non-public information" may include information about an investment adviser's securities recommendations and Client securities holding and transactions. It is the policy of ARI that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within ARI and to those who have a need for it in connection with the performance of services to Clients.

Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. For example, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of ARI could also become a temporary insider to a company because of ARI's and/or the Employee's relationship to the company.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. "Material information" generally is defined as information for making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a security.

What is Non-public Information? Information is non-public until it has been "effectively communicated to the marketplace". One must be able to point to some fact to show that the information is generally public.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and/or fines for the employer or other controlling person of any person committing the violation.

Procedures

Identification and Prevention of Insider Information. If an employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

1. Report the matter to the Chief Compliance Officer, who should document the matter and may consult with the Chief Executive Officer and/or legal counsel depending on the circumstances.

2. Refrain from trading the security on behalf of herself/himself or others.

3. Refrain from communicating the information inside or outside ARI other than to the Chief Executive Officer and the Chief Compliance Officer.

Restricted List. The Chief Compliance Officer or designee shall maintain a Restricted List which will include all securities and other investment instruments of issues about which ARI (or any ARI personnel or their family members) receives, or is in a position to receive, material non-public information as a result of a special relationship between ARI (or any ARI personnel or family member) and the issuer (such security or other investment instrument shall hereinafter be referred to as a "Restricted Security"). No ARI personnel or their family members shall trade in any Restricted Security without the prior written approval of the Chief Compliance Officer.

The Chief Compliance Officer shall update the Restricted List, distribute to appropriate personnel and screen trades submitted for pre-clearance pursuant to pre-clearance requirements set forth in the Personal Trading section of this Code of Ethics. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer.

A security shall be removed from the Restricted List if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security. This is frequently confirmed by searching for a press release disclosing the information, but may also result from discussions with Cheif Executive Officer and/or legal counsel.

Expert Networks. From time to time, ARI may utilize services which provide ARI's investment team access to a network of industry experts (commonly referred to as "Expert Networks"). In such cases:

1. Arrangements with Expert Networks will be pursuant to a written contract that includes a provision prohibiting the sharing by an expert of material non-public information with any ARI employee;

2. ARI employees are further limited to using experts when the following criteria are met:

a. In order to be considered in an ARI expert search and prior to each consultation, experts are required to certify that he or she will not share material non-public information with any ARI employee; and

b. ARI employees will not engage in a consultation with an expert regarding a publicly traded company if such expert has been employed by that publicly traded company within less than 6 months of ARI's request for a consultation; and

c. ARI employees participating in expert network consultations shall document the consultation.

3. ARI employees are required to notify the Chief Compliance Officer if a new Expert Network arrangement is contemplated.

Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will regularly review the trading activity of Client accounts, Employee accounts and other ARI accounts. Specifically, (i) on a weekly basis the firm's trading activity over the prior week is reviewed to determine whether or not any trades in Restricted Securities occurred, (ii) Employee trades are reviewed on a quarterly basis in conjunction with the quarterly review of employee trading, (iii) compliance and senior investment team personnel shall periodically review Expert Network consultations and documentation in conjunction with trade activity in an effort to identify possible patterns, and (iv) a sample of profitable trades for Client and Employee accounts shall be reviewed for occurrences such as: spikes in prices after the security was traded, whether there was a meeting between ARI employees and personnel of the company or an expert network consultation prior to the profitable trade, whether material news was disclosed by the company or analyst ratings changed shortly after the profitable trade. The Chief Compliance Officer shall consult with ARI's senior management and may consult with legal counsel as appropriate regarding any results that may warrant additional action. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues.

V. Personal Securities Transactions

Law & Policy

Employee investments must be consistent with the mission of ARI to put Client interests first and with the requirements that ARI and its Employees not trade on the basis of material non-public information concerning ARI's investment decisions for Clients or Clients' transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser's "access persons" to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Similarly, SEC Rule 17j-1 under the 1940 Act ("Rule 17j-1") requires mutual funds to adopt a written Code of Ethics. This rule also requires investment advisers to a mutual fund to adopt a written Code of Ethics and to report to the mutual fund's Board of Trustees any material compliance violations. Boards may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent "access persons" (as the term is explained below) from engaging in fraud. In addition, certain employees of an investment adviser to a mutual fund are subject to specific pre-clearance procedures with respect to their investment in certain securities.

Definitions

"Access Person". Under the SEC definition, includes any Firm Employee who has access to non-public information regarding Clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like ARI, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. Further, Rule 17j-1 describes "Access Persons" as all directors, officers, controlling persons who obtain information about recommendations made by any Advisory Person to any Client, managing members or Advisory Persons of ARI. It is ARI's policy that all officers, directors and employees of ARI are access persons ("Access Persons") for purposes of these requirements.

"Advisory Person". Any employee of the Adviser, (or of any company in a control relationship to ARI) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

"Beneficial Interest". Any interest in which a person may profit or share in the profit from transactions. Without limiting the foregoing, a person has a Beneficial Interest when the securities in a account are held (i) in his or her name; (ii) in the name of any of his or her Immediate Family; (iii) in his or her name as trustee for himself or herself or for his or her Immediate Family; (iv) in a trust in which he or she has a beneficial interest or is the settler with a power to revoke; (v) by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit; (vi) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (vii) by a partnership of which he or she is a member; (viii) by a corporation which he or she uses as a personal trading medium; (ix) by a holding company which he or she controls; or (x) any other relationship in which a person would have beneficial ownership under Section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest shall apply to all securities which an Access Person has or acquires.

"Control". The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

"Covered Security". Any option, stock or option thereon, instrument, bond, debenture, pre-organzation certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by any Fund; provided, however, that the following shall not be considered a Covered Security: securities issued by the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies that are not funds advised or sub-advised by ARI, commodities, futures, and options on futures.

"Fund" means each registered investment company for which ARI is the investment adviser or sub-adviser.

"Immediate Family". Any of the following relatives sharing the same household with an individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships.

"Initial Public Offering (IPO)". An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. of the Securities Exchange Act of 1934.

"Private Placement". An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

"Security". Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Restrictions on Employee Trading

The investment business depends on investor confidence in the fairness and integrity of the markets. Insider trading poses a serious threat to that confidence. Therefore, below is a list of specific trading activities that are either strictly prohibited or allowed only under special circumstances with special approval from the Chief Compliance Officer or his/her designee:

  Pre-clearance - IPO's and Private Placements. All transactions in IPO's and Private Placements for Access Person Accounts are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.
  Pre-clearance - Other Covered Securities. Except as provided below, all transactions in Covered Securities for Access Person Accounts are subject to pre-clearance by the Chief Compliance Officer or his/her designee according to the procedures set forth below.
  Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law.
  Front Running. Trading on anticipated orders or prospective investment strategies of ARI or its affiliates or investors ("front running") is prohibited.
  Restricted List. Trading in any publicly- or privately-traded securities (whether equity, debt or a hybrid) and other investment instruments which appear on the Restricted List is prohibited without the prior written approval of the Chief Compliance Officer (see "Insider Trading - Restricted List" above).
  Excessive Trading of Advisory Research Managed Funds. Excessive trading of any Advisory Research Managed Funds to take advantage of short-term market movements is prohibited. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

Reporting Requirements. It is the policy of ARI that all Access Persons must report to the CCO or his/her designee initial and annual holdings reports and quarterly transaction reports (Accounts holding such reportable securities are considered "Access Person Accounts" for the purpose of this Code.)

Custodian Requirements. For ease of administration and monitoring, Access Person Accounts holding Covered Securities shall be maintained at Charles Schwab & Co., Inc., Pershing, LLC, or upon good cause, shown, such other broker/dealer permitted by the Chief Compliance Officer.

Duplicate Statements. In furtherance of the foregoing policy, all Access Persons will promptly provide the Chief Compliance Officer with monthly statements of their respective Access Person Accounts from Charles Schwab & Co., Inc., Pershing LLC or such other permitted brokerage firms, no later than 30 days after the end of each quarter. Any brokerage statements for Access Person Accounts of the Chief Compliance Officer or his or her family members promptly will be provided to, and reviewed by, the Chief Executive Officer. All account statements will be reviewed quarterly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

Procedures

Duplicate Statements. For any Access Person Account opened or maintained at Charles Schwab & Co., Inc., Pershing LLC, or other financial institution the Employee shall be responsible for arranging that the financial institution send duplicate account statements directly to the following address:

Advisory Research, Inc.

Attn: Compliance

180 N. Stetson, Suite 5500

Chicago, IL 60601

Initial and Annual Holdings Reports. Each Access Person of ARI must disclose all reportable securities in any Access Person Account no later than 10 days after becoming an Access Person, and annually thereafter no later than January 30 of the following year. The Initial and Annual Report shall contain the following information: (1) the title and type of security, interest rate and maturity date (if applicable), cusip number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities, not just covered securities, are held (3) The date that the report is submitted by the Access Person

Each such report must be current as of a date no more than 45 days before the report is submitted. The initial and annual holdings requirement may be satisfied by the delivery of duplicate custodial statements of any Access Person Accounts to the Chief Compliance Officer, provided that each Access Person shall also confirm the accuracy of such statements to ARI in writing no later than 10 days after becoming an Access Person and annually no later than January 30 of the following year.

Quarterly Trade Reporting Requirements. Each Access Person of ARI shall submit to the Chief Compliance Officer within 30 days after the end of the quarter a report of every transaction in reportable securities, as described above, in an Access Person Account. The report shall include: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable) , number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer, or bank with or through which the transaction was effected; (2) with respect to any account established by the Access Person during the quarter in which any securities, not just covered securities, were held: the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established and (3) the date the Access Person submits the report.

This transaction requirement will be satisfied by the delivery of duplicate custodial statements of any Access Person Accounts to the Chief Compliance Officer provided that each Access Person shall also confirm the accuracy of such statements to ARI in writing no later than 30 days after the quarter end.

Pre-clearance. Each Access Person who wishes to trade any Covered Security including any IPO or Private Placement, should first obtain pre-clearance of the transaction. Pre-clearance requests should be submitted in writing, to the Chief Compliance Officer, or other designated person as the Chief Compliance Officer may from time to time appoint. Records will be maintained in personal trading files. Trades placed by ARI's trading desk for an Access Person Account are not exempt from preclearance requirements.

As further described in the definition for Covered Securities above, trades in the following, which are deemed to present little opportunity for improper trading, do not require preclearance:

  Direct obligations of the Government of the United States;
  Money market instruments or money market fund shares;
  Shares of other types of open-end mutual funds not managed or sub-advised by ARI;
  Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds;
  Trades in securities that are effected pursuant to an "Automatic Investment Plan", where that term means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan, as well as the Piper Jaffray Retirement Plan.; or
  Accounts in which an Access Person has Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted sole investment discretion over the account. Note: While such discretionary accounts do not require preclearance, Access Persons shall provide ARI with duplicate copies of custodial statements.

The following securities are exempt from preclearance requirements (but not from Holdings or Transaction reporting requirements): (i) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (ii) the acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (iii) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (iv) repurchase agreements; (v) open and closed end mutual funds unless ARI serves as adviser or sub-adviser, ETF's or options on ETF's or ETN's or options on ETN's;

Review of Pre-clearance Requests. Before approving any such transaction, the Chief Compliance Officer or other designated person shall determine if: (i) the security appears on ARI's restricted list (ii) the investment opportunity should be reserved for a client; (III) the opportunity is being offered to an individual by virtue of his/her position with respect to ARI's relationship with a client. The Portfolio Managers should determine if: (i) An order has been placed for the security; (ii) An open order is outstanding for the security; (iii) the security is under consideration for purchase or sale in a client account within the next seven (7) days; (iv) Inside information has been obtained regarding the issuer;

Post-Trade Monitoring of Precleared Transactions. After the Chief Compliance Officer or other designated person has granted preclearance to an Access Person, the investment activity of such Access Person shall be monitored by compliance personnel to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all account statements within 45 days after the end of the quarter to which they apply. Review activities shall include items such as (i) a review of preclearance requests, (ii) a comparison of employee trades to ARI's restricted list, and (iii) for Access Persons that are Portfolio Managers, a review of account performance for such Access Persons in comparison to relevant client accounts. The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements have been reviewed and will maintain copies of the Employee account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee's records will be accessible only to the Employee, the Chief Compliance Officer, and appropriate personnel. Records will be maintained in personal trading files for no less than five years.

VI. Gifts, Entertainment and Contributions

Law & Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with ARI could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of ARI to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee's position with ARI, an Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with ARI. Extraordinary or extravagant gifts and entertainment are not permissible and must be declined or returned, absent approval by the Chief Executive Officer. The following gifts and entertainment may be accepted subject to the caveat and considerations below:

  Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100),
  Promotional items with a value that does not exceed $100, and
  Entertainment which includes customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) whose reasonable value is not more than $250.

Giving Gifts and Providing Entertainment. Extraordinary or extravagant gifts and entertainment may also not be given or provided, absent approval by the Chief Executive Officer. The following gifts and entertainment may be given or provided subject to the caveat and considerations below:

  Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100),
  Promotional items with a value that does not exceed $100, and
  Entertainment which includes customary business lunches, dinners, entertainment at which both the Employee and the recipient are present (e.g., sporting or cultural events) whose reasonable value is not more than $250.

Caveat. ARI's policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore is unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions.

Mutual Fund Considerations. Section 17(e) of the 1940 Act limits the nature and extent of compensation received by affiliated persons of mutual funds in connection with the purchase or sale of securities on behalf of such mutual funds. As a result, the receipt of gifts and entertainment from a broker by employees of advisers to mutual funds, if extremely lavish or extensive, could be viewed by the SEC as "compensation" in exchange for directing a mutual fund's brokerage business to that brokerage firm. Accordingly, it is the policy of ARI to only permit the receipt and offering of gifts and entertainment in accordance with the limitations stated in this Code.

Procedures

Reporting Gifts. Employees must report the giving or receiving of gifts to or from any one person whose reasonable value exceeds $100 to the Chief Compliance Officer, who will seek the guidance of the Chief Executive Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the gift. Upon request, Employees shall confirm the accuracy of information reported.

Reporting Entertainment. Employees must report the provision or receipt of entertainment to or from any one person whose reasonable value exceeds $250 to the Chief Compliance Officer, who will seek the guidance of the Chief Executive Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the entertainment. For example, an Employee may be permitted to attend a sporting event with a reasonable value over $250, but in such cases, ARI shall pay the expense above $250 that is associated with the ticket. Upon request, Employees shall confirm the accuracy of information reported.

Questions. If there is any question about the appropriateness of any particular gift or entertainment, Employees must consult the Chief Compliance Officer.

Reviewing Gifts and Entertainment. Compliance personnel will maintain a log of reported gifts and entertainment, seek confirmation from Employees periodically as to the accuracy of information reported during the period, and review the log periodically with the Chief Executive Officer. In conducting such reviews, compliance personnel shall compare the log with expense account information maintained separately by the accounting department. In addition, the Chief Executive Officer reviews all expense reports at least annually to monitor compliance with this policy.

VII. Confidentiality

Law & Policy

For the purpose of this policy, "ARI" includes its affiliates, the collective investment vehicles operated by such entities, and their successor entities. In the course of their affiliation with Advisory Research, Inc., ARI's personnel (which include, but are not limited to, principals and officers of ARI, those employed or otherwise retained by ARI and those providing services to ARI) may learn confidential information concerning ARI, its investments, its investment strategies, its investors and various other matters.

"Confidential Information" generally means all information not publicly available (through the media or public records), regardless of whether such information was produced or obtained by ARI prior to, on or after the date hereof, and includes, but is not limited to, inside information, as described in the Insider Trading Policy, the composition of ARI's securities portfolios, prospective investments, long and short term investment strategies (generally and with respect to specific investments), investor lists and information regarding investors, and certain records, procedures, software and other proprietary information.

It is crucial that all personnel realize that the proper treatment of Confidential Information is a key aspect of preserving the integrity of ARI. Accordingly, ARI personnel shall not at any time while employed or otherwise retained or providing services to ARI or for a period of one year following termination of their employment or other relationship: (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of ARI or (ii) use or appropriate for their own use or the use of any other person, directly or indirectly, any Confidential Information for their personal benefit or the benefit of any other person.

As used herein, the word "person" shall include, but not be limited to, individuals, corporations, partnerships, limited liability companies, limited liability partnerships, trusts, foundations or any other group, association or organization. Furthermore, given the importance of confidentiality to ARI's business, all personnel are prohibited from discussing or otherwise disclosing matters relating to ARI with anyone not affiliated with ARI unless expressly authorized by the Chief Executive Officer. All personnel should understand that any breach of the confidentiality requirements contained in this Policy Statement may result in disciplinary action, including immediate termination, and may constitute a violation of Federal securities laws.

Law & Policy

Certain Employees may have written employment agreements with ARI which contain confidentiality provisions, which shall govern the Employee's use of confidential information (as defined in such agreements). The Chief Executive Officer will maintain copies of such employment agreements.

VIII. Reporting Illegal or Unethical Behavior

You are required to report observed illegal or unethical behavior to your manager, the Chief Compliance Officer, or the Chief Executive Officer.

If at any time you find yourself in a situation you believe is or may be a violation of a law, regulation or company policy (including this Code), you are required to report the violation or what you suspect may be a violation. If you become aware that someone may be contemplating an action that would be a violation, you are required to take steps to report it. Failure to report a violation is itself a violation of this Code.

If you would prefer to anonymously ask a question or report questionable behavior, you can contact ARI's external counsel, Wesley G. Nissen, of Winston & Strawn, LLP, at 312-558-5804 or the Piper Jaffray Ethics Hotline. All reports should be made in good faith.

Ethics Hotline

Piper Jaffray maintains an Ethics Hotline which is available for use by ARI employees. The Ethics Hotline is a confidential means for you to report or discuss any ethical question, concern, problem or violation related to ARI and any violation or suspected violation of this Code. To reach the Ethics Hotline, dial the number below.

ETHICS HOTLINE U.S.: 866 396-TALK (8255)

The Ethics Hotline is monitored by an independent third party to ensure that all calls are handled discreetly and thoroughly. Confidentiality will be maintained, and you may make calls on an anonymous basis, if you wish.

Non-Retaliation Policy

ARI policy prohibits retaliation for reports of misconduct by others made in good faith by employees. Retaliation against an employee who reports a violation or suspected violation is illegal and will result in disciplinary action (up to and including termination of employment) for anyone who takes retaliatory measures of any kind. In addition, retaliatory measures are subject to civil or criminal penalties under applicable laws and regulations, including state and federal laws.

VIII. Duty to Comply and Update

All ARI personnel must acknowledge receipt and acceptance of this Code of Ethics by executing and dating the Compliance Certificate attached hereto as Exhibit A. In addition, at such times as the Chief Compliance Officer may determine, but no less frequently than annually, all ARI personnel shall execute updated Compliance Certificates upon request.

EXHIBIT A

ARI Code of Ethics

CFA Institute Code of Ethics and Standards of Professional Conduct

Compliance Certificate

I have read and fully understand the Policy Statements of Advisory Research, Inc., its affiliates, the collective investment vehicles operated by such entities, and their successor entities (collectively, "ARI"), and I hereby certify that I (and my family members, as applicable) will comply with these Policy Statements during the course of my affiliation with ARI (or, in the case of Confidential Information, for one year following the termination of such affiliation).

I agree promptly to report to the Chief Compliance Officer any known breach or possible breach of these Policy Statements, including, without limitation, known breaches or possible breaches of these Policy Statements that occurred prior to the date hereof. I UNDERSTAND THAT VIOLATION OF THE ABOVE-REFERENCED POLICY STATEMENTS SHALL BE GROUNDS FOR DISCIPLINARY ACTION, INCLUDING DISMISSAL, AND ALSO MAY BE A VIOLATION OF FEDERAL SECURITIES LAWS.

I further acknowledge that the Policy Statements contained in this Code of Ethics may not be an exclusive statement of the policies and procedures of ARI and that, at any time and from time to time, additional Policy Statements may be issued by the Chief Executive Officer and Chief Compliance Officer.

Additionally, I understand that these Policy Statements shall not preclude ARI and/or its affiliates from requesting that I enter into an employment or other agreement with ARI and/or its affiliates in the future.

Date: _______________________________________

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Name (Please Print)
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Signature